Exhibit 24
POWER OF ATTORNEY
The PNC Financial Services Group, Inc.
KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors and/or officers of The PNC Financial Services Group, Inc. (“PNC”), a Pennsylvania corporation, hereby names, constitutes and appoints Robert Q. Reilly, Gregory H. Kozich, Laura L. Long, Kathryn Leonard and Laura Gleason, and each of them individually, as such person’s true and lawful attorney-in-fact and agent, with full power to act with or without the others and with full power of substitution and resubstitution, for and on behalf of him or her and to sign in his or her name, place and stead, in any and all capacities, and to perform any and all acts and do any and all things and to execute any and all instruments that such attorneys-in-fact and agents and each of them may deem necessary, desirable or advisable under, and to enable PNC to comply with, the Securities Exchange Act of 1934, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission (the “Commission”) thereunder, in connection with the filing with the Commission of an Annual Report on Form 10-K of PNC for the fiscal year ended December 31, 2025 (the “2025 Form 10-K”); including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her capacity as a member of the Board of Directors of PNC and/or as an officer of PNC to the 2025 Form 10-K and such other form or forms as may be appropriate to be filed with the Commission as he or she may deem appropriate, together with all exhibits thereto, and to any and all amendments or supplements thereto and to any other documents filed with the Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, and each of them acting alone, may lawfully do or cause to be done by virtue hereof.
This Power of Attorney will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. The execution of this Power of Attorney is not intended to, and does not, revoke any prior powers of attorney other than the revocation, in accordance with applicable laws, of any power of attorney previously granted specifically in connection with the filing of the 2025 Form 10-K (and any and all related documents, including any amendments or supplements to the 2025 Form 10-K).

Exhibit 24
IN WITNESS WHEREOF, the following persons have duly signed this Power of Attorney in the capacities indicated as of the dates indicated.

Name/Signature	Capacity	Date
/s/ Joseph Alvarado Joseph Alvarado	Director	February 13, 2026
/s/ Debra A. Cafaro Debra A. Cafaro	Director	February 13, 2026
/s/ Marjorie Rodgers Cheshire Marjorie Rodgers Cheshire	Director	February 13, 2026
/s/ Douglas A. Dachille Douglas A. Dachille	Director	February 13, 2026
/s/ Andrew T. Feldstein Andrew T. Feldstein	Director	February 13, 2026
/s/ Richard J. Harshman Richard J. Harshman	Director	February 13, 2026
/s/ Daniel R. Hesse Daniel R. Hesse	Director	February 13, 2026
/s/ Renu Khator Renu Khator	Director	February 17, 2026
/s/ Linda R. Medler Linda R. Medler	Director	February 13, 2026
/s/ Robert A. Niblock Robert A. Niblock	Director	February 13, 2026
/s/ Martin Pfinsgraff Martin Pfinsgraff	Director	February 13, 2026
/s/ Bryan S. Salesky Bryan S. Salesky	Director	February 13, 2026